Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 4 to Form F-1 of our report dated September  13, 2022, with respect to our audit of consolidated financial statements of FBS Global Limited and its subsidiaries as of December 31, 2021 and for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

We were dismissed as auditors on October 11, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Registration Statement for the period after the date of our dismissal.

New York, New York
June 26, 2023